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BOARD OF DIRECTORS MEETING September 30, 1993                      EXHIBIT 10(Q)

                Amendment to Olin Senior Executive Pension Plan

      RESOLVED that effective May, 1990 the definition of "Salaried Plan" in the Senior Executive Pension Plan of the Corporation shall be amended to refer to the "Non Bargaining Employees Pension Plan of Olin Corporation (and any successor plan)."